NEWS RELEASE
Kaman Corporation
Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN ANNOUNCES NEW REPORTING SEGMENTS

BLOOMFIELD, Conn.— (January 6, 2022) — Kaman Corporation (NYSE: KAMN) announced today that it will change the presentation of its financial results to report three segments. The new reporting structure will enhance transparency across the company as part of its ongoing growth strategy and portfolio management. The new segments are as follows:

•Engineered Products: This segment will serve the aerospace & defense, industrial and medical markets providing sophisticated, proprietary aircraft bearings and components; super precision, miniature ball bearings; and proprietary spring energized seals, springs and contacts.

•Precision Products: This segment will serve the aerospace and defense markets providing precision safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; manufacture and support of our heavy lift K-MAX® manned helicopter, the K-MAX TITAN unmanned helicopter and the KARGO UAV unmanned aerial system, a purpose built autonomous medium lift logistics vehicle.

•Structures: This segment will serve the aerospace & defense and medical end markets providing sophisticated complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft, and medical imaging solutions.

“This segmentation aligns with the company’s overarching strategy to provide better visibility to the performance of Kaman’s portfolio in support of our capital allocation plans, portfolio management, and profitable growth. This new structure will not add cost but be a better way to share and describe the direction of our company,” says Ian Walsh, President and Chief Executive Officer. “The new reporting segments will better align our strong brands and product capabilities across our businesses and provide more transparency to our investors.”

Kaman will begin reporting its quarterly and full year financial statements under the new segment structure in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, which is expected to be filed with the U.S. Securities and Exchange Commission on or about February 24, 2022. Summary segment information will also be included in the company's year-end earnings release furnished to the SEC on Form 8-K, and on our website at http://www.kaman.com.

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About KAMAN

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace & defense, industrial and medical markets. Kaman produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; proprietary spring energized seals, springs and contacts; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; manufacture and support of our heavy lift K-MAX® manned helicopter, the K-MAX TITAN unmanned helicopter and the KARGO UAV unmanned aerial system, a purpose built autonomous medium lift logistics vehicle. More information is available at www.kaman.com.

Contact for Kaman:

Kristen Samson
Vice President and Chief Marketing Officer
Kristen.samson@kaman.com
860-243-6330